                                                                     EXHIBIT 2.1


                       ASSET SALE AND PURCHASE AGREEMENT

                                    Between

                            PACIFIC SOUTHWEST BANK

                                      AND

                     CONSTRUCTION PORTFOLIO FUNDING, INC.

                               December 23, 1997

                               TABLE OF CONTENTS

ARTICLE 1
     DEFINITIONS.......................................................   1
     1.1   Definitions.................................................   1
           -----------
ARTICLE 2
     ASSETS AND LIABILITIES............................................   2

     2.1   Sale of Assets..............................................   2
           --------------
     2.2   Assumption of Liabilities...................................   3
           -------------------------
     2.3   Assets and Liabilities......................................   4
           ----------------------
     2.4   Consents; Documentation.....................................   4
           ----------------------

ARTICLE 3
     PURCHASE PRICE....................................................   4

     3.1   Purchase Price..............................................   4
           --------------
     3.2   Preliminary Closing Statement...............................   5
           -----------------------------
     3.3   Adjustment..................................................   5
           ----------
     3.4   Allocation of Purchase Price................................   5
           -----------------------------
     3.5   Sales and Transfer Taxes....................................   6
           ------------------------

ARTICLE 4
     EMPLOYEE ISSUES...................................................   6
     4.1  Employee Considerations......................................   6
          -----------------------

ARTICLE 5
     REPRESENTATIONS AND WARRANTIES....................................   9
     5.1  Seller's Representations.....................................   9
          ------------------------
     5.2  Purchaser's Representations..................................  12
          ---------------------------

ARTICLE 6
     CLOSING...........................................................  13
     6.1  Closing......................................................  13
          -------
     6.2  Conditions Relating to Purchaser.............................  13
          --------------------------------
     6.3  Conditions Relating to Seller................................  13
          -----------------------------
     6.4  Seller's Deliveries at Closing...............................  14
          ------------------------------
     6.5  Purchaser's Deliveries at Closing............................  15
          ---------------------------------
     6.6  Notice to Loan Applicants and Borrowers......................  15
          ---------------------------------------
     6.7  Further Cooperation..........................................  15
          -------------------

     6.8   Access to Information........................................  15
           ---------------------
     6.9   Further Assurances...........................................  16
           ------------------

ARTICLE 7
     POST-CLOSING AGREEMENTS............................................  16
     7.1   Loan Transfer Documents......................................  16
           -----------------------
     7.2   Noncompetition...............................................  16
           --------------
     7.3   Retained Loans...............................................  16
           --------------
     7.4   Seller's Nondisclosure.......................................  17
           ----------------------
     7.5   Data Processing..............................................  17
           ---------------
     7.6   Collections on Loans after Closing Date......................  17
           ---------------------------------------

ARTICLE 8
     INDEMNIFICATION....................................................  17
     8.1   Seller's Indemnification.....................................  17
           ------------------------
     8.2   Purchaser's Indemnification..................................  18
           ---------------------------
     8.3   Notice.......................................................  18
           ------

ARTICLE 9
     DEFAULT............................................................  18
     9.1   Default by Seller............................................  18
           -----------------
     9.2   Default by Purchaser.........................................  18
           --------------------

ARTICLE 10
     TERMINATION........................................................  19
     10.1  Termination..................................................  19
           -----------
     10.2  Further Obligations..........................................  19
           -------------------

ARTICLE 11
     GENERAL............................................................  19
     11.1  Applicable Law...............................................  19
           --------------
     11.2  Severability.................................................  19
           ------------
     11.3  Survival.....................................................  20
           --------
     11.4  Non-Waiver...................................................  20
           ----------
     11.5  Amendment....................................................  20
           ---------
     11.6  Notices......................................................  20
           -------
     11.7  Third Party Beneficiaries....................................  20
           -------------------------
     11.8  Time of Essence..............................................  20
           ---------------
     11.9  Headings.....................................................  21
           --------
     11.10 Counterparts.................................................  21
           ------------
     11.11 Entire Agreement.............................................  21
           ----------------
     11.12 Binding......................................................  21
           -------
     11.13 Attorneys' Fees..............................................  21
           ---------------

                       ASSET SALE AND PURCHASE AGREEMENT


     THIS ASSET SALE AND PURCHASE AGREEMENT ("Agreement") is entered into this the 23rd day of December, 1997 (the "Effective Date") by and between PACIFIC SOUTHWEST BANK ("Seller") and CONSTRUCTION PORTFOLIO FUNDING, INC., a Texas corporation ("Purchaser").


                             W I T N E S S E T H:
                             --------------------

     WHEREAS, Seller is engaged in the single family residential construction lending business through its construction loan department located at 4144 North Central Expressway, Suite 800, Dallas, Texas, and through a loan originator residing in Grand Junction, Colorado (the "Department"); and

     WHEREAS, Purchaser wishes to purchase certain of the assets pertaining to Seller's single family residential construction lending business and the Department and assume certain of the liabilities of such business and the Department and Seller is willing to sell and close the same upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS


     1.1   Definitions. As used herein the following terms shall have the
           -----------
respective meanings set forth below:

           "Affiliate" means, with respect to any person or entity, any other
            ---------
person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

           "Loan Documents" means, collectively, all loan agreements, mortgages,
            --------------
deeds of trust, security agreements, purchase contracts, financing statements, insurance policies and other agreements, documents, instruments or certificates evidencing, securing or pertaining to the Loans.

           "Software License" means the license for the Software Program
            ----------------
substantially in the form of Exhibit 1.1 attached hereto and made a part hereof for all purposes.

           "Software Program" means the computer software program described in
            ----------------
the Software License.

                                   ARTICLE 2
                             ASSETS AND LIABILITIES

     2.1  Sale of Assets. Upon the terms and subject to the conditions and
          --------------
provisions of this Agreement, Seller agrees to sell and assign to Purchaser and Purchaser agrees to purchase from Seller the following assets of Seller (collectively the "Assets"):

          (a) Loan Applications.  All right, title and interest of Seller, at
              -----------------
the Closing Date (as defined in Section 6.1 hereunder), with respect to single family residential construction loan applications in process at the Department (the "Loan Applications"), subject to review and inventory by Purchaser, evidencing no material change at the Closing Date from the close of Purchaser's due diligence.

          (b) Construction Loans.  All right, title and interest of Seller, at
              ------------------
the Closing Date, in and to the single family residential construction loans and participation interests therein described in Exhibit 2.1(b) attached hereto and made a part hereof for all purposes, together with any and all such loans made under the Loan Commitments (collectively, the "Loans").

          (c) Furniture, Fixtures and Equipment.  All right, title and interest
              ---------------------------------
of Seller, at the Closing Date, in and to those items of Furniture Fixtures and Equipment utilized in the operation of the Department and described in Exhibit 2.1(c) attached hereto and made a part hereof for all purposes (the "FF&E"), subject to review and inventory by Purchaser.

          (d) Prepaid Items.  All right, title and interest of Seller, at the
              -------------
Closing Date, in and to any prepaid items described in Exhibit 2.1(d) attached hereto and made a part hereof for all purposes (the "Prepaid Items").

          (e) Loan Commitments.  All right, title and interest of Seller, at the
              ----------------
Closing Date, in and to those commitments for Loans and described in Exhibit 2.1(e) attached hereto and made a part hereof for all purposes (the "Loan Commitments"), subject to review and approval by Purchaser evidencing no material change at the Closing Date from the close of Purchaser's due diligence.

          (f) Assumed Contracts.  All right, title and interest of Seller, at
              -----------------
the Closing Date, in and to any contracts assumed by Purchaser and associated with the Department or the Assets, described in Exhibit 2.1(f) attached hereto and made a part hereof for all purposes (the "Assumed Contracts"), subject to review and approval by Purchaser evidencing no material change at the Closing Date from the close of Purchaser's due diligence.

          (h) Equipment Lease Agreements.  All right, title and interest of
              --------------------------
Seller, at the Closing Date, in and to those lease agreements for FF&E utilized in the operation of the Department and described on Exhibit 2.1(h) attached hereto and made a part hereof for all purposes (the "Equipment Leases") subject to review and approval by Purchaser.

          (i) Software License.  All rights, title and interest of Seller in and
              ----------------
to the Software License.

          (j) Loan Documents and Records.  All of the Loan Documents, and all
              --------------------------
other records, files, books and papers (or copies thereof) relating to the Assets and the Assumed Liabilities, to the extent necessary for Purchaser's ownership and operation of such Assets and Assumed Liabilities or for Purchaser's exercise of rights or discharge of obligations with respect to such Assets or Assumed Liabilities (the "Records").

     2.2  Assumption of Liabilities. Upon the terms and subject to the
          -------------------------
conditions and provisions of this Agreement, Purchaser agrees to assume from Seller, from and after the close of business on the Closing Date, the following liabilities of Seller that accrue after the close of business on the Closing Date (the "Assumed Liabilities"):

          (a) Loan Applications.  All obligations of Seller pursuant to the Loan
              -----------------
Applications.

          (b) Loan Commitments.  All obligations of Seller pursuant to the Loan
              ----------------
Commitments identified on Exhibit 2.1(e).

          (c)  Loans.  All obligations of Seller pursuant to the Loans
               -----
identified on Exhibit 2.1(b).

          (d)  Assumed Contracts.  All obligations of Seller pursuant to the
               -----------------
Assumed Contracts identified on Exhibit 2.1(f).

          (e) Equipment Lease Agreements.  All obligations of Seller pursuant to
              --------------------------
the Equipment Leases identified on Exhibit 2.1(h).

          (f)  Software License.  All obligations of Seller pursuant to the
               ----------------
Software License.

          (g)  Amberton Lease.  Purchaser agrees to enter into a sublease
               --------------
agreement with Seller, effective as of the close of business on the Closing Date, whereby Purchaser will lease approximately 5518 rentable square feet at Seller's Administrative Office (the "Sublease Space"), located at 4144 North Central Expressway, Dallas, Texas (the "Sublease Agreement"). The Sublease Agreement shall be coterminous with the Office Lease Agreement between Seller and Carter-Crowley Properties, Inc.("Landlord"), and any amendments or modifications thereto (the "Master Lease"). The Sublease Space may be separated, at Seller's option and expense, from Seller's other facilities and operations. The Sublease Agreement shall provide for an annual rental rate per square foot equal to Seller's annual rental rate in accordance with the Master Lease, on 3746 net rentable square feet through December 31, 1998 and on 5518 net rentable square feet thereafter. The Sublease Agreement shall provide for an adjustment to the net rentable square feet within thirty (30) days after closing, to allow Purchaser and Seller to determine actual net rentable square feet after any modifications to the Sublease Space.

     2.3  Assets and Liabilities.  This agreement is for the sale and purchase
          ----------------------
only with respect to the Assets and Assumed Liabilities identified in Article 2 hereof and does not provide for the sale or purchase of any cash, accounts receivable, purchases for Seller's portfolio, temporary participation purchases or permanent residential mortgage loans, or provide for the sale, transfer or conveyance of any other property of Seller not identified herein. Purchaser shall not be construed nor deemed to have assumed any liabilities, debts, or obligations whatsoever of Seller, except for those liabilities or debts which are expressly identified herein as being assumed by Purchaser.

     2.4  Consents; Documentation.  Seller and Purchaser acknowledge that
          -----------------------
certain of the Equipment Leases and Assumed Contracts, and the Software License, require the consent or approval of a third-party landlord, lessor or other person or entity to authorize Seller to transfer Seller's rights and obligations associated with such Equipment Lease or Assumed Contract, or the Software License. Seller and Purchaser agree that in the event Seller is unable to obtain any required third-party consent or approval, Seller and Purchaser will negotiate a mutually acceptable alternative with respect to such Assumed Contract or the Software Lease; provided, however, that if the necessary written consents with respect to any of the Equipment Leases are not received by the close of business on December 26, 1997, Purchaser shall not be obligated to purchase or assume any such Equipment Lease, and at the option of Purchaser to be exercised by the delivery of written notice to Seller prior to the Closing Date, such Equipment Lease shall be deemed excluded from the definitions of Assets and of Assumed Liabilities. Seller, at Seller's expense, shall obtain documentation evidencing any required consents or approvals of a third-party, and evidencing the transfers of the Assets and the Assumed Liabilities, in accordance with the terms of this Agreement.

                                   ARTICLE 3
                                 PURCHASE PRICE

     3.1   Purchase Price.  The Purchase Price shall be equal to the sum of
           --------------
the following:

                    (a) the depreciated book value of the FF&E at the close of business on the Closing Date;

                    (b) the cash value of any Prepaid Items at the close of
               business on the Closing Date;

                    (c) The net outstanding principal balance of the Loans and the accrued and unpaid interest thereon; and

                    (d) a "Purchase Premium" of Two Hundred Fifty Thousand
               Dollars ($250,000.00).

     3.2  Preliminary Closing Statement.  On or prior to the Closing Date,
          -----------------------------
Seller shall present Purchaser with a "Preliminary Closing Statement," using figures computed as of the close of business on December 29, 1997, and the parties will use the amounts reflected on the Preliminary Closing Statement to determine all amounts to be transferred to or from each other at the Closing. At the Closing, Purchaser shall transfer to Seller cash in the amount equal to the difference between (a) the sum of (i) the depreciated book value of the FF&E, plus (ii) the cash value of any Prepaid Items, plus (iii) the net outstanding principal balance of the Loans and the accrued and unpaid interest thereon, plus
(iv) the Purchase Premium, and (b) any accrued but unpaid liabilities of Seller assumed by Purchaser, plus or minus prorations calculated in accordance with
Section 3.3(b).

     3.3  Adjustment.  The assignments, transfers, acceptances and assumptions
          ----------
of the Assets and the Assumed Liabilities and the payment of the amounts due in respect thereof in accordance with Section 3.1 shall be final and without recourse unless otherwise provided in this Agreement and not subject to any claim for reimbursement, repayment, rescission or avoidance; provided however, that:

          (a) Within forty-five (45) days after the Closing Date, ("Settlement Date"), Seller shall deliver a "Final Closing Statement" to Purchaser. The Final Closing Statement shall become final and binding on Purchaser and Seller ten (10) business days after its delivery to Purchaser, unless Purchaser gives written notice to Seller of its disagreement with respect to any item included in such statement. Seller and Purchaser shall use reasonable efforts to resolve any disagreement. When the Final Closing Statement becomes final and binding, as agreed between Seller and Purchaser, Seller shall pay Purchaser, or Purchaser shall pay Seller, as appropriate, the difference between the amount paid at the Closing and the amount calculated in accordance with Section 3.2 based on the figures on the Final Closing Statement, plus interest accrued from the Closing Date to the date such payment is made at the Federal Funds Rate.

          (b) The origination and commitment fees with respect to those Loan Commitments described on Exhibit 3.3(b) attached hereto and made a part hereof for all purposes, wages and salaries of the Employees, personal property rent, estimated additional personal property rent, security deposits, maintenance contract payments, personal property taxes, and other similar expenses related to the Assets or Assumed Liabilities, shall be prorated between the parties as of the Closing Date. Notwithstanding Seller's normal practices and procedures, to the extent that Seller has paid expenses that are expenses allocable to Purchaser pursuant to this Section 3.3(b), such expenses shall appear as "Prepaid Items" on the Preliminary Closing Statement or, if not allocable as of the date the Preliminary Closing Statement is calculated, on the Final Closing Statement. Notwithstanding Seller's normal practices and procedures, to the extent that expenses have been incurred but not paid by Seller on or prior to the Closing Date, they shall appear as an Accrued Expense on the Preliminary Closing Statement or, if not incurred as of the date the Preliminary Closing Statement is calculated, on the Final Closing Statement.

     3.4  Allocation of Purchase Price.  The parties agree as follows
          ----------------------------
notwithstanding anything to the contrary in Article 3: (i) the total Purchase Price for the Assets being purchased under this

Agreement is as stated in Section 3.1; (ii) the Purchase Price shall be allocated among the Assets for tax purposes in accordance with the fair market value of each of the Assets as of the close of business on the Closing Date, such fair market value to be determined by Purchaser in accordance with any reasonable valuation method selected by Purchaser; (iii) promptly after allocation of the Purchase Price in accordance with the proceeding clause, Purchaser shall notify Seller of such allocation; and (iv) the parties shall be bound by such allocation for tax purposes, shall file all applicable tax returns and other required tax related schedules and documents in accordance with such allocation, and shall not adopt or otherwise assert tax positions inconsistent therewith; provided, however, that nothing contained in this Agreement shall require either party or its affiliates to violate any law, statute or regulation.

     3.5  Sales and Transfer Taxes.  Seller shall be responsible for preparing
          ------------------------
and filing any sales, use, and transfer tax returns or filings (or the portion of any such return or filing relating to the transaction described in this Agreement) and paying any such tax that might be shown to be due that may be imposed upon Seller or Purchaser with respect to the transaction described in this Agreement. Seller shall promptly furnish to Purchaser all tax certificates, statements, representations (with respect to Purchaser's entitlement to occasional sale exemptions or other similar exemptions) and documents reasonably required by Purchaser which must or may be furnished by Seller and will otherwise cooperate in good faith with Purchaser to enable Purchaser to obtain all available reductions in or exemptions from any sales, use or transfer taxes imposed in connection with the sale described in this Agreement.


                                   ARTICLE 4
                                EMPLOYEE ISSUES

     4.1  Employee Considerations
          -----------------------

          (a) Purchaser shall offer employment, through written offer letter, to become effective as of the Closing Date, to all current employees of the Department whose names appear on a list attached hereto as Exhibit 4.1(a) and incorporated herein for all purposes (the "Employees"). To the extent consistent with Purchaser's existing compensation structure for comparable positions and comparable officer titles and its current policies regarding officer titles, all Employees shall be offered employment at base wages and salaries no less favorable than the wages and salaries currently being paid by Seller to such Employees and in positions with comparable responsibilities and officer titles, and, unless agreed upon by such Employee before the Closing Date, within a reasonable geographic proximity to such Employees' current work location. As a condition of acceptance of employment with Purchaser, each Employee will be required to resign their employment with Seller, effective as of the close of business on the Closing Date, and Purchaser shall make this requirement a condition of employment in Purchaser's offer letter to Employees.

          (b) All Employees who accept employment with Purchaser as of the Closing Date shall be eligible to participate in the employee benefit plans and other fringe benefits of Purchaser on the same basis as such plans and benefits are offered to employees of Purchaser with comparable positions with Purchaser. Purchaser shall credit such Employees for their length of service with Seller or its Affiliates for all purposes under each employee benefit and fringe benefit plan to be provided by Purchaser to such Employees, to the same extent such service was recognized under a similar plan of Seller, based on information provided by Seller. Such service, however, need only be counted for purposes of vesting, eligibility and the rate of prospective benefit accrual under any pension benefit plan where such rate increases with service. For purposes of this Section 4.1, "employee benefit plans and other fringe benefits" includes, without limitation, pension and profit sharing plans, retirement and post retirement welfare benefits, health insurance benefits (medical, dental and vision), disability, life and accident insurance, sickness benefits, vacation, employee loans and banking privileges.

          (c) If Purchaser offers a salary continuation or similar program for employees unable to work for medical reasons, the Employees who accept employment with Purchaser shall be credited under any program of Purchaser with at least the number of sickness benefit days accrued under Seller's program at the Closing Date. Seller shall be responsible for payment of any sickness benefit days utilized by Employee before or on the Closing Date.

          (d) Seller agrees to remain responsible for the payment of all benefits accrued under the terms of Seller's 401(k) Savings Plan with respect to any Employee. Purchaser shall not at any time assume any liability for the benefits of any active or any terminated, vested or retired participants in Seller's 401(k) Savings Plan.

          (e) Seller shall be responsible for payments for accrued vacation not taken by an Employee prior to the Closing Date, which payments shall be made within thirty (30) days following the Closing Date, and for timely payment as required by law of all wages, salaries, bonuses, if any, and other compensation with respect to service completed on or prior to the Closing Date. Employees' accrued vacation days or fractions thereof earned but unused while employed by Seller will be transferred to Purchaser and Purchaser shall give such Employee credit after the Closing Date for the same number of vacation days or fractions thereof he or she has accrued with Seller as of the Closing Date. For the purposes of Section 4.1(e), personal choice days or fractions thereof will be treated as vacation days. The amount equal to the net cash value of each such Employee's accrued vacation before payroll deductions will be treated as an accrued expense on the closing statement. In the calendar year in which the Closing Date occurs, Employees shall be eligible to earn at least the annual vacation amount Employees were eligible to earn under Seller's vacation policy. In subsequent calendar years, Employees will be eligible to earn vacation according to the schedule specified in Purchaser's policy.

          (f) Seller shall retain the responsibility for payment of all medical, dental, vision, health and disability claims incurred by any Employee prior to the Closing Date, and Purchaser shall not assume any liability with respect to such claims. Purchaser agrees that any preexisting condition clause in any of Purchaser's health or disability insurance coverage shall not be applicable to Employees who accept employment with Purchaser, and their eligible dependents, provided such Employee and such eligible dependent is enrolled in Seller's plans on the Closing Date and such employee and/or eligible dependent has satisfied any preexisting condition exclusion period under Seller's plans. On or after the Closing Date, all medical, dental, vision, health and disability claims incurred by Employees in Purchaser's employ shall be determined under Purchaser's benefit plans.

          (g) Seller shall be responsible for providing any Employee whose "qualifying event," within the meaning of Section 4980B(f) of the IRC, occurs on or prior to the Closing Date (and such Employee's "qualified beneficiaries" within the meaning of Section 4980B(f) of the IRC) with the continuation of group health coverage required by Section 4980B(f) of the IRC ("Continuation Coverage") under the terms of the health plan maintained by Seller. Purchaser shall be responsible for Continuation Coverage of any Employee in Purchaser's employ (and each Employee's qualified beneficiaries) whose qualifying event occurs after the Closing Date to the extent required by law.

          (h) Seller agrees that it shall retain, consistent with its normal employment practices, all liability and obligation, if any (including, without limitation, the liability and obligation of all wages, salary, vacation pay and unemployment, medical, dental, vision, health and disability benefits), for those former employees of the Department who retired or terminated employment prior to the Closing Date or who otherwise do not become employees of Purchaser.

          (i) Effective as of the Closing Date, Purchaser shall assume liability for severance pay and similar obligations payable to any Employee who accepts employment with Purchaser and who is terminated by Purchaser on or after the Closing Date. Such payment shall be made pursuant to Purchaser's normal severance policy and Purchaser shall compute severance pay by giving Employees full credit for all years of service that would have been recognized under Seller's severance policy. Seller shall provide Purchaser a copy of Seller's severance policy.

          (j) Seller shall retain the responsibility for payment of all short term disability benefits, sick pay or salary continuation for all Employees prior to the Closing Date, and Purchaser shall not assume responsibility for such benefits. On and after the Closing Date, Purchaser will be responsible for payment of all short term disability benefits, sick pay or salary continuation for all Employees in Purchaser's employ.

          (k) Purchaser shall be responsible for advising Employees of the details of any offers and terms of employment, and answering any questions relating thereto, but Seller shall be allowed to review and approve any communication that refers to any of Seller's benefits or policies prior to its distribution; provided, however, that this paragraph shall not be construed to require Purchaser and Seller to act jointly at any time.

          (l) Seller will pay no later than thirty (30) days following the Closing Date all accrued compensation due and owing to any Employee under any incentive plan of Seller's earned prior to or on the Closing Date.

          (m) Purchaser is not hereby, and at no time hereafter will be, adopting, accepting, or assuming any employee benefit plan or collective bargaining agreement of Seller relating to any of its employees or any other agreement, trust, plan, fund or other arrangement of Seller that provides for employee benefits or perquisites (collectively, "Employment Arrangements"), and Purchaser shall have no liability or obligation whatsoever under any such Employment Arrangements to Seller or to any employees of Seller, whether or not any of such employees become employees of Purchaser. Except as provided in this Section 4.1, Purchaser is not obligated to replace any of the Employment Arrangements for any of the employees of Seller who become employees of Purchaser.

          (n) Except as may be otherwise provided in this Section 4.1, Purchaser shall not be obligated to make any contribution to any plan or program on behalf of any employees of Seller, or to otherwise provide any compensation or benefits to any of such employees, with respect to any period prior to the Closing. It is further provided that in no way shall Purchaser be liable for claims of any employees of the Department which any of them have against Seller, and Seller agrees to indemnify Purchaser and hold Purchaser harmless from and against any such claims.

          (o) The obligations of Purchaser hereunder are conditioned upon the receipt by Purchaser prior to the Closing Date of approval of such by obligations by the provider of Purchaser's employee benefits.


                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

     5.1  Seller's Representations.   In order to induce Purchaser to enter into
          ------------------------
this Agreement, Seller does hereby represent and warrant to Purchaser as of the date hereof as follows:

          (a) Organization in Good Standing.  Seller is a federal savings bank
              -----------------------------
duly organized, validly existing and in good standing under the laws of the United States and possesses all requisite power and authority to own and lease its property and to carry on its business as it is now conducted.

          (b)  Authority and Capacity.  Seller has all requisite authority,
               ----------------------
corporate power and capacity to enter into this Agreement and the other documents, instruments and agreements required to be executed by Seller in connection herewith, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller shall continuously maintain all components of this written agreement as official records of Seller or any successor thereto. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium and similar other laws now or hereafter in effect relating creditors' rights generally and that the remedy of specific performance and injunctive relief and other forms equitable relief may be subject to equitable defenses and the discretion of the court before which any proceedings therefor may be brought.

          (c)  Defaults.  Subject to the receipt of all prior approvals and
               --------
consents necessary to effect the sale hereunder, the execution, delivery and performance of this Agreement by Seller does not and the consummation of the transactions contemplated hereby will not (a) violate any material provision of any law, rule or regulation or any judgment, order, writ, injunction or decree of any court or governmental authority or agency applicable to Seller or the Assets, (b) conflict with any of the terms of (i) Seller's Articles of Incorporation or Bylaws, or (ii) any other governing instrument relating to the conduct of Seller's business, or (c) result in a breach of or give rise to any right of termination, cancellation or acceleration under any other agreement to which Seller is a party or by which it is bound with respect to the Assets.

          (d)  Permits, Licenses and Certificates.  Seller has all requisite
               ----------------------------------
corporate and other authority and has all permits, licenses, approvals, certificates and authorizations required by any governmental authority or which are necessary or appropriate for the conduct of its business.

          (e)  No Accrued Liabilities.  Except for any closing and termination
               ----------------------
fees as may be imposed in connection with the transactions contemplated by this Agreement and which are to be paid by Seller, there are no accrued liabilities of Seller with respect to the Assets, and Seller does not know of any events that could result in any such accrued liabilities arising against Purchaser.

          (f)  Conduct of Business.  Since October 31, 1997, the business of the
               -------------------
Department has been conducted in its ordinary course as theretofore conducted and in accordance with prudent business practices.

          (g)  Material Adverse Changes.  As of the Closing Date there have been
               ------------------------
no material adverse changes from the date of this Agreement in the Assets or any part thereof or the Department.

          (h)  Broker's Fees.  Seller warrants and represents to Purchaser that
               -------------
it has not engaged any broker or finder in connection with the transactions herein contemplated and that there are no brokerage or finder's fees payable to any person with respect to such transaction.

          (i)  General Conduct of Business.  Prior to the Closing Date, Seller
               ---------------------------
warrants and represents that it will conduct its business in the ordinary course as theretofore conducted in accordance with prudent business practices, consistent with practices previously utilized by Seller. Seller will not make any material changes in the operations of the Department or any changes in the compensation of employees of the Department, without the prior written consent of Purchaser.

          (j)  Access and Confidentiality.  Prior to the Closing Date, Seller
               --------------------------
shall give Purchaser and its representatives, including without limitation, counsel and accountants, reasonable access during normal business hours and upon reasonable notice to all of the Department's and the Loan Applications, Loans, Loan Commitments, Assumed Contracts, Loan Documents, Records and other Assets. Whether or not the transactions contemplated by this Agreement are consummated, Purchaser, Seller and their respective representatives and Affiliates shall treat all information regarding this Agreement or the transactions contemplated hereby and all information obtained in connection herewith which is not otherwise in the public domain, as confidential.

          (k)  No Material Misrepresentations.  Seller warrants and represents
               ------------------------------
to Purchaser that no warranty or representation by Seller nor any information furnished or to be furnished by or on behalf of Seller to Purchaser contains or will contain any untrue statement of a material fact or omit or fail to state any material fact necessary to prevent the fact stated from being materially misleading.

          (l)  Title to Assets.  Title to the Assets is lawfully vested in
               ---------------
Seller, free and clear of any liens, claims, encumbrances and rights of others whatsoever, except the lien for ad valorem taxes not yet due and payable, and except, as to the Loan Applications, for the obligations, if any under the Loan Commitments. Delivery to Purchaser of the instruments of ownership and transfer contemplated by this Agreement will vest good and marketable title to the Assets in Purchaser, free and clear of all liens, claims, encumbrances, and rights of others whatsoever, except for the lien of ad valorem taxes not yet due and payable and except, as to the Loan Applications, for the obligations, if any, under the Loan Commitments.

          (m)  Enforceability; No Defaults.  To the best knowledge of Seller,
               ---------------------------
the Loan Commitments, the Loans, the Loan Documents, the Assumed Contracts, the Software License, and the Equipment Leases are enforceable in accordance with their terms, no party to any such agreement is in breach of or in default under any such agreement, and no event has occurred and no condition exists which (with or without the giving of notice or the passage of time or both) would constitute a breach of default by any party to any such agreement.

          (n)  Loans.  To the best knowledge of Seller, the Records with respect
               -----
to the Loans fairly reflect in all material respects (subject to normal adjustments) the payment history and present balance as to each such Loan and, except as reflected in such Records, none of the borrowers on such Loans has notified Seller of any offset or defense to his obligation under said Loans. To the best knowledge of Seller, the Loans have been made in accordance with Seller's regular established credit guidelines and procedures. The Loan Documents are genuine, legally valid and binding obligations of the borrower and any guarantor and have been duly executed by a borrower of legal capacity and all insertions in any Loan Document were correctly made. The Loan Documents were in compliance with all applicable law upon origination and are complete in all material respects with regard to origination and servicing activity.

          (o)  Loan Disbursements.  All Loans were made or consummated in
               ------------------
accordance with applicable laws and regulations, a violation of which would have a material adverse effect on the value of such Loan.

          (p)   Unpaid Balances.  The amount of the unpaid balance for each Loan
                ---------------
is correct as set forth on its respective exhibit, and there are no defenses, setoffs or counterclaims against payment under any of such Loans which would have a material adverse effect on the value of such Loan.

          (q)  Security Interests.   The security interest granted by the
               ------------------
borrower in the collateral for each Loan is a valid, binding and enforceable first priority lien on the collateral with the exception of (a) liens for real estate taxes and special assessments not yet due and payable, (b) covenants, conditions and restrictions, rights-of-way, easements and other matters of public record as of the date of recording of such security interest which are acceptable to single family residential construction lending institutions generally or specifically reflected in the appraisal made in connection with the origination of the related Loan, and (c) other matters to which like properties are commonly subject and do not, individually or in the aggregate, materially interfere with the benefits or security to be provided by such security agreement. Neither the collateral nor any party to any related security agreement has been released, with the exception of partial releases, releases required by divorce decrees, releases required by assumptions and other releases effected in accordance with the documents relating to such Loan.

          (r)  Taxes.  All payroll, withholding, property, excise, sales, use
               -----
and transfer taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority relating to the Department that are due and payable by Seller prior to the Closing Date have been paid in full, or will be so paid prior to the Closing.

          With respect to each representation, warranty or obligation hereunder made upon the basis of the lack of a "material" or "materially adverse" effect, claim, cost, liability, obligation, detriment or expense, the parties hereto agree that for the purposes of this Agreement any liability with respect to such representations, warranties or obligations (whether individually or collectively or whether arising out of one or more) shall not be considered "material" or "materially adverse" unless such liability (whether accrued, absolute, continent or otherwise) in the aggregate exceeds $5,000 (it being specifically intended, by way of example and not of limitation, that any party or parties obligated with respect thereto shall be fully liable and responsible for all claims, causes of action, obligations, detriments, costs, expenses and liabilities in excess of such aggregate amount). All else notwithstanding, the above definition of "material" or "materially adverse" is for the sole purpose of the interpretation of such terms as they may relate to the rights and duties of the parties hereunder.

     5.2  Purchaser's Representations.  In order to induce Seller to enter into
          ---------------------------
this Agreement, Purchaser does hereby represent and warrant to Seller as of the date hereof as follows:

          (a)  Organization and Good Standing.  Purchaser is a corporation, duly
               ------------------------------
organized, validly existing and in good standing under the laws of the State of Texas and possesses all requisite power and authority to own and lease its property and to carry on its business as it is now conducted.

          (b)  Authority and Capacity.   Purchaser has all requisite authority,
               ----------------------
corporate power, and capacity to enter into this Agreement and the other documents, instruments and agreements required to be executed by Seller in connection herewith, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the assumption of the liabilities associated with the Assumed Liabilities and the purchase of the Assets. This Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium and similar other laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any proceedings therefor may be brought.

          (c)  Licenses.  Purchaser has, or on the Closing Date will have all
               --------
requisite licenses or approvals as may be necessary to consummate the transactions contemplated in this Agreement.

          (d)  No Material Misrepresentations.  Purchaser warrants and
               ------------------------------
represents to Seller that no warranty or representation by Purchaser nor any information furnished or to be furnished by or on behalf of Purchaser to Seller contains or will contain any untrue statement of a material fact or omit or fail to state any material fact necessary to prevent the fact stated from being materially misleading.

          (e)  Broker's Fees.  Purchaser warrants and represents to Seller that
               -------------
it has not engaged any broker or finder in connection with the transactions herein contemplated and that there are no brokerage or finder's fees payable to any person with respect to such transaction.



                                   ARTICLE 6
                                    CLOSING

     6.1  Closing.  Closing shall take place at the offices of Seller, at 4144
          -------
North Central Expressway, 8th Floor, Dallas, Texas 75204, at 10:00 am on December 30, 1997, or at such other time and place as may be mutually agreed upon by Seller and Purchaser (the "Closing Date"). Closing shall be deemed effective as of the close of business on the Closing Date.

     6.2  Conditions Relating to Purchaser.  Purchaser's obligation to effect
          --------------------------------
the transactions contemplated by this Agreement is subject to the fulfilment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser in whole or in part:

          (a)  Representations and Warranties.  All representations and
               ------------------------------
warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date.

          (b)  Performance of Obligations.  Seller shall have performed all of
               --------------------------
its obligations under this Agreement which are performable prior to the Closing Date.

          (c)  Consents.  Seller shall have obtained any and all consents or
               --------
authorizations required in order to convey to Purchaser the Assets, or any part thereof.

          (d)  Material Adverse Change.  There shall have occurred or be in
               -----------------------
existence no event, occurrence or state of facts from the Effective Date, which Purchaser determines in its discretion to constitute a material adverse change, with respect to the Assets (or any part thereof).

          (e)  Documentation.  The form and substance of all instruments of
               -------------
transfer and assumption and other documents required to be delivered pursuant to this Agreement shall be reasonably acceptable in all respects to Purchaser.


     6.3  Conditions Relating to Seller.  Seller's obligation to effect the
          -----------------------------
transactions contemplated by this Agreement is subject to the fulfilment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Seller in whole or in part:

          (a)  Representations and Warranties.  All representations and
               ------------------------------
warranties made
by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date.

          (b)  Performance of Obligations.  Purchaser shall have performed all
               --------------------------
of its obligations under this Agreement which are performable prior to the Closing Date.

          (c)  Consents.  Purchaser shall have obtained any and all consents or
               --------
authorizations required in order to assume the liabilities and accept the Assets, or any part thereof.

          (d)  Material Adverse Change.   There shall have occurred or be in
               -----------------------
existence no event, occurrence or state of facts from the Effective Date, which Seller determines in its discretion to constitute a material adverse change, with respect to Purchaser, which might affect the ability of Purchaser to fulfill its obligations under this Agreement.

          (e)  Documentation.  The form and substance of all instruments of
               -------------
transfer and assumption and other documents required to be delivered pursuant to this Agreement shall be reasonably acceptable in all respects to Seller.

          (f)  Grand Junction Sublease.  Seller shall have received an executed
               -----------------------
letter agreement between Seller and Mortgage Portfolio Services, Inc. terminating the Commercial Sublease Agreement dated as of August 29, 1997 associated with Seller's Grand Junction, Colorado office.

     6.4  Seller's Deliveries at Closing.  At the Closing, Seller shall deliver
          ------------------------------
to Purchaser the following:

          (a)  Satisfaction of Conditions Precedent.  Such documentation as
               ------------------------------------
Purchaser or Purchaser's counsel may require in order to satisfy Purchaser that all of the conditions to Purchaser's obligation to purchase contained in Section
6.2 have been satisfied.

          (b)  Assignment of Loan Applications.  A general warranty assignment
               -------------------------------
of Seller's right, title and interest in, to and under the Loan Applications and the assumption by Purchaser of Seller's obligations and liabilities under the Loan Applications.

          (c)  Loan Commitments.  A general warranty assignment of Seller's
               ----------------
right, title and interest in, to and under the Loan Commitments and the assumption of Seller's obligations and liabilities under the Loan Commitments.

          (d)  Loans.  A general warranty assignment of notes, liens and other
               -----
collateral covering the Loans, together with the original promissory notes evidencing the Loans, endorsed as follows: "Pay to the Order of Construction Portfolio Funding, Inc., without recourse," and Purchaser shall not be obligated to purchase any Loan for which Seller does not deliver to Purchaser the original promissory note.

          (e)  Bill of Sale.  A general warranty bill of sale conveying to
               ------------
Purchaser the FF&E, the Prepaid Items, Records and any other Assets that are personal property.

          (f)  Leases and Contracts.  One or more general warranty assignments
               --------------------
of all of Seller's right, title and interest in the Equipment Leases and Assumed Contracts.

          (g)  Sublease Agreement.  An executed Sublease Agreement consistent
               ------------------
with Section 2.2(g).

          (h)  Software License.  A general warranty assignment of all of
               ----------------
Seller's right, title and interest in, to and under the Software License.

          (i)  Possession.  Physical possession of the Assets, including,
               ----------
without limitation, the original Loan Documents and Records.

          (j)  Servicing Agreement.  An executed counterpart of the Servicing
               -------------------
Agreement described in Section 7.3 hereof.

          At Closing, Seller and Purchaser shall take such other action as may be reasonably required by Purchaser in order to effectuate the transaction contemplated in this Agreement.

     6.5  Purchaser's Deliveries at Closing.  At the Closing, Purchaser shall
          ---------------------------------
deliver to Seller the following:

          (a) One or more assumption agreements pursuant to which Purchaser agrees to assume and discharge all of the Assumed Liabilities.

          (b) An executed counterpart of the Servicing Agreement described in
Section 7.3 hereof.

          (c) An executed counterpart of the Sublease Agreement consistent with
Section 2.2(g).

          (d) Such other documents, as may be reasonably required by Seller, in connection with the transactions contemplated by this Agreement.

     6.6  Notice to Loan Applicants and Borrowers.  Seller shall, at its own
          ----------------------------------------
expense, in accordance with applicable law, notify the applicants associated with each Loan Application and the borrowers associated with each Loan and Loan Commitment, in a form mutually acceptable to Seller and Purchaser, of the transactions contemplated herein.

     6.7  Further Cooperation.  From time to time Seller shall furnish Purchaser
          -------------------
such information and file such reports supplementary to the information contained in the documents, exhibits and schedules delivered pursuant hereto as Purchaser may reasonably request.

     6.8   Access to Information.  Seller will afford to Purchaser or its agents
           ---------------------
reasonable access, during normal business hours, to all of the accounting records of Seller, and will cooperate in Purchaser's examination thereof. In connection with any audit or other examination by any taxing authority, or any judicial or administrative proceeding relating to the Assets transferred to Purchaser or liabilities assumed by Purchaser as contemplated by this Agreement, Seller and Purchaser agree to provide each other such assistance as may be reasonably requested. The books or records directly related to the Assets and Assumed Liabilities which are retained by one party shall be open for inspection by the other party and its authorized agents and representatives for a period of one
(1) year during normal business hours after the Closing Date and the other party may, at its own expense, make copies of and excerpts from such books and records as it may deem desirable.

     6.9  Further Assurances.  Seller and Purchaser shall use their respective
          ------------------
best efforts to accomplish by the Closing Date all of the conditions to their or the other party's obligations hereunder within their control. At any time and from time to time after the Closing, upon the request of the other, each party shall do or cause to be done, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or desirable to vest in Purchaser the Assets intended to be sold, transferred and assigned, and to evidence Purchaser's assumption of the Assumed Liabilities pursuant to the provisions of this Agreement.

                                   ARTICLE 7
                            POST-CLOSING AGREEMENTS


     7.1  Loan Transfer Documents.  Within thirty (30) days after the Closing
          -----------------------
Date, Seller shall execute and record or file such UCC-3 assignments and transfers of lien and other specific assignments of the Loan Documents as Purchaser may reasonably request. Seller shall make available personnel with authority to bind Seller who shall execute and deliver all such documents as may be reasonably required to effectuate the transfer of liens and other specific assignments and other items as may be contemplated by this Agreement. Seller shall pay the costs and expenses incurred by Seller in connection with the preparation and recordation and filing of such UCC-3 assignments and such transfers of liens, and all recording fees and taxes in connection therewith. Individual transfers of liens shall be on such forms as Purchaser reasonably may request. Seller agrees that nothing contained in the individual transfers of liens shall be deemed to limit any representations, warranties and covenants which are expressly set forth in this Agreement or in any other transfer document.

     7.2  Noncompetition.  For a period of two (2) years from the Closing Date,
          --------------
Seller agrees that it will not actively solicit single family residential construction loans within the states of Nevada, Colorado, Arizona, Tennessee, or California (the "Noncompete Area"). If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce, or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. In the event of a change of control of Seller, being defined as (i) a transfer of more then fifty-one percent (51%) of the issued and outstanding capital stock of Seller to any third party who is not an Affiliate of Seller, or
(ii) the sale or transfer of substantially all the assets of Seller to any third party who is not an Affiliate of Seller, then this Section 7.2 shall terminate.

     7.3  Retained Loans.  Seller and Purchaser agree and acknowledge that
          --------------
Seller will retain the single family residential construction loans originated and closed on or before the Closing Date by Seller and listed on Exhibit 7.3 attached hereto and incorporated herein for all purposes

("Retained Loans"). Purchaser agrees to service Retained Loans on behalf of Seller pursuant to a Servicing Agreement to be delivered by Purchaser at Closing, containing such terms and conditions as are mutually acceptable to Purchaser and Seller. Purchaser shall not charge Seller a servicing fee for providing such services to Seller.

     7.4  Seller's Nondisclosure.  Seller acknowledges and agrees that
          ----------------------
irreparable damage would occur in the event any confidential information regarding the Department were disclosed to or utilized on behalf of any person or entity that is in competition with the Department. Accordingly, Seller covenants and agrees that it will not, after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, use or disclose such confidential information to any person or entity that is in competition with the single family residential construction lending business of Purchaser, except to Purchaser or its representatives. Notwithstanding the foregoing, Seller and its Affiliates may disclose any confidential information to the extent that, in the opinion of counsel to Seller, such person or entity is legally compelled to do so, provided that, prior to making such disclosure, such person or entity advises and consults with Purchaser regarding such disclosure and provided further, that such person or entity discloses only that portion of such confidential information as is legally required. For the purposes of this
Section 8.5, the term "confidential information" means all information concerning the Department, the Assets or the Assumed Liabilities except information which (i) was or becomes generally available to the public other than as a result of disclosure by Seller or any of its Affiliates, or (ii) was or becomes available to Seller from a nonconfidential source other than Purchaser, provided that such source is not known by Seller to be bound by a confidentiality agreement with respect to such information. Nothing in this
Section 7.4 shall require the consent of Purchaser, nor prohibit the disclosure of any confidential information to any regulatory agency with supervisory authority over Seller, or to any entity engaged in due diligence with respect to the sale of the capital stock or substantially all of the assets of Seller, provided, that each such entity performing due diligence has agreed in writing with Seller to maintain the confidentiality of such confidential information.

     7.5  Data Processing.  For a period of sixty (60) days, commencing
          ---------------
immediately after Closing, Seller agrees to furnish Purchaser with data processing and consultation services, as mutually agreed by Seller and Purchaser and as described in Exhibit 7.5 to be provided by Seller at Closing to ensure an orderly transition from Seller to Purchaser of the Assets and Assumed Liabilities. Seller shall not charge Purchaser a fee for providing such services to Purchaser.

     7.6  Collections on Loans after Closing Date.  Any payment on any of the
          ---------------------------------------
Loans which is received by Seller within thirty (30) days following the Closing Date shall be remitted to Purchaser by overnight courier for receipt by Purchaser on the first business day following the date of receipt by Seller, at Seller's expense, addressed to Purchaser at such address as Purchaser may notify Seller in writing. Any such payment received by Seller after the expiration of such 30-day period shall be promptly remitted to Purchaser by Seller by U.S. regular mail, first class postage prepaid, at Seller's expense.


                                   ARTICLE 8
                                INDEMNIFICATION


     8.1  Seller's Indemnification.  Seller shall indemnify and hold harmless
          ------------------------
Purchaser from and against any and all claims and losses incurred by or assessed against Purchaser by reason of , arising out of or in connection with:

          (a) Any breach of warranty or representation, misrepresentation or breach or nonperformance of any agreement or covenant of Seller contained in this Agreement or any schedule, exhibit, certificate, agreement or instrument executed and /or delivered pursuant to the requirements of this Agreement; and

          (b) Any obligation or liability of Seller relating to the operation or ownership of any part of the Assets prior to the Closing Date (including without limitation, any third-party claim brought against Purchaser by any person after the Closing Date and relating to the operation of any part of the Assets as conducted by Seller prior to the Closing Date), not expressly assumed by Purchaser pursuant to Section 2.2 herein.

     8.2  Purchaser's Indemnification.  Purchaser shall indemnify and hold
          ---------------------------
harmless Seller from and against any and all claims and losses incurred by or assessed against Seller by reason of, arising out of or in connection with:

          (a) Any breach of warranty or representation, misrepresentation or breach or nonperformance of any agreement or covenant of Purchaser contained in this Agreement or any schedule, exhibit, certificate, agreement or instrument executed and/or delivered pursuant to the requirements of this Agreement;

          (b) Any obligation or liability assumed by Purchaser pursuant to the terms of this Agreement; and

          (c) Any obligation or liability of Purchaser relating to the operation or ownership of any part of the Assets subsequent to the Closing Date (including without limitation, any third-party claim brought against Seller by any person after the Closing Date and relating to the operation of any part of the Assets as conducted by Purchaser subsequent to the Closing Date).

     8.3  Notice.  Each party shall promptly notify the other, in writing, of
          ------
the institution of any action, or the notification of any claim in respect of which the notifying party may seek indemnification pursuant to Section 8.1 or
8.2. The indemnifying party may, at its option, assume the defense of any action, including the employment of legal counsel and the payment of reasonable expenses. The indemnified party agrees to fully cooperate in the defense, negotiation and/or settlement of any claim or action subject to this Article 8. Neither Seller nor Purchaser shall be liable for any settlement of any claim or action effected without their prior written consent.


                                   ARTICLE 9
                                    DEFAULT

     9.1  Default by Seller.  In the event of the default, breach or non-
          -----------------
compliance of Seller of any of the terms, provisions, covenants, representations or warranties contained herein, Purchaser shall have the right to (i) terminate this Agreement, and/or (ii) seek such other remedies available to Purchaser at law or in equity.

     9.2  Default by Purchaser.  In the event of any default, breach or
          --------------------
noncompliance by Purchaser of any of its obligations contained herein, Seller shall have the right to (i) terminate this Agreement, and/or (ii) seek such other remedies as may be available to Seller at law or in equity.

                                   ARTICLE 10
                                  TERMINATION

     10.1  Termination.  This Agreement and the transactions contemplated hereby
           -----------
may be terminated prior to the Closing Date under any of the following circumstances:

          (a) By mutual written consent of Purchaser and Seller;

          (b) By Purchaser, if a condition to its obligation to close, as specified herein, has not been satisfied or waived by the Closing Date;

          (c) By Seller, if a condition to its obligation to close, as specified herein, has not been satisfied or waived by the Closing Date;

          (d) By Purchaser or Seller if (i) the consummation of the transactions contemplated by this Agreement shall violate any order, decree or judgment of any court or governmental body having competent jurisdiction, or (ii) there shall have been enacted a statute, rule or regulation which makes the consummation of the transactions contemplated herein illegal or otherwise prohibited;

          (e) By Purchaser or Seller, if there shall have been a material misrepresentation or breach of warranty or covenant contained in this Agreement and the breaching party failed to cure the misrepresentation or cure by the Closing Date;

          (f) This Agreement shall automatically terminate at the close of business on December 31, 1997, if the Closing has not occurred on or prior thereto.

     10.2  Further Obligations.  In the event this Agreement is terminated
           -------------------
pursuant to Section 10.1(a), (b), (c), (d) or (f) hereof, all further obligations of either party to the other under this Agreement shall terminate without further liability of Purchaser or Seller. In the event this Agreement is terminated pursuant to Section 10.1(e) hereof, or pursuant to Sections 10.1(b),
(c) or (f) hereof due to the breach of this Agreement by the other party, the terminating party shall retain all legal and equitable rights available to it as a result of such material misrepresentation or breach of warranty or covenant.


                                   ARTICLE 11
                                    GENERAL

     11.1  Applicable Law. This Agreement has been made pursuant to and shall be
           --------------
governed by and construed in accordance with the laws of the State of Texas. This Agreement shall be performable in Dallas County, Texas.

     11.2  Severability.  If any part or provision of this Agreement shall be
           ------------
invalid, illegal or inoperative for any reason, the remaining parts and provisions so far as possible and reasonable shall be effective and fully operative.

     11.3  Survival.  Except as otherwise expressly provided herein, the
           --------
representations, warranties and obligations contained herein shall survive the Closing Date.

     11.4  Non-Waiver.  Except to the extent otherwise specifically provided
           ----------
herein, the failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of those provisions and shall not affect the right of either Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     11.5  Amendment.  This Agreement may not be amended except by the mutual
           ---------
agreement of the Parties evidenced by a writing signed by each Party.

     11.6  Notices.  All notices and other communications under this Agreement
           -------
shall be in writing and shall be deemed to have been duly given if delivered by hand, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Parties at the following addresses (or at such other addresses as shall be specified by like notice):

          To Seller:       Pacific Southwest Bank
                           4144 N. Central Expressway, Suite 160
                           Dallas, Texas 75204
                           Attn:  Bobby L. Hashaway

          with a copy to:  Pacific USA Holdings Corp.
                           3200 Southwest Freeway, Suite 1220
                           Houston, Texas 77027
                           Attn.: Cathryn L. Porter, Esq.

          To Purchaser:    Construction Portfolio Funding, Inc.
                           2 ADA
                           Irvine, California 92618
                           Attn.: Michael W. Caton

          with a copy to:  Parsons & Funnell, L.L.P.
                           8150 N. Central Expressway, Suite 1900
                           Dallas, Texas 75206
                           Attn: Kevin J. Funnell, Esq.

          Any notice or communication so given shall be deemed to have been delivered on the date of the receipt of such delivery at the address set forth above (or such other address designated pursuant hereto).

     11.7  Third Party Beneficiaries.  This Agreement is intended for the sole
           -------------------------
benefit of the Parties and their respective successors and assigns, and there shall be no other third party beneficiaries.

     11.8  Time of Essence. Time is of the essence in the performance of the
           ---------------
obligations stated in this Agreement.

     11.9   Headings.  Captions and headings used herein are for convenience of
            --------
reference only and are not a part of this Agreement and shall not be used in construing this Agreement.

     11.10  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, any one of which shall be considered an original of this Agreement. All signatures to this Agreement may be delivered by facsimile and such facsimile signatures shall be binding and have the same force and effect as original signatures.

     11.11  Entire Agreement.  This Agreement, together with all of its
            ----------------
Exhibits, set forth all of the promises, covenants, agreements and understandings between the parties hereto and supersedes all prior agreements and understandings, except as herein contained. This Agreement may not be amended or modified other than by an agreement in writing executed by all parties hereto.

     11.12  Binding.  This Agreement shall be binding upon and inure to the
            -------
benefit of the parties hereto, and their respective successors and assigns. Rights under this Agreement may not be assigned and duties hereunder may not be delegated by either party without the written consent of the other, and any such assignment or delegation shall be void and of no force or effect. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to an Affiliate.

     11.13  Attorneys' Fees.  In the event either party to this Agreement brings
            ---------------
an action or suit, in law or in equity, including an action for declaratory relief, to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to have and recover from the losing party, all costs and expenses incurred or substantiated by such prevailing party in connection with such action or suit, including without limitation, reasonable legal fees and court costs (whether or not taxable as such), in addition to any other relief which may be awarded.

                                 [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                              SELLER:

                              PACIFIC SOUTHWEST BANK



                              By:  _________________________________

                                   Bobby L. Hashaway
                                   Executive Vice President



                              PURCHASER:

                              CONSTRUCTION PORTFOLIO FUNDING, INC.



                              By:  _________________________________
                                   Alan Ferree
                                   Executive Vice President